FOR IMMEDIATE RELEASE         Contact:  Genesis Energy, L.P.
                                        Ross A Benavides
                                        Chief Financial Officer
                                        (713) 860-2528

                                        GEL Acquisition Partnership, L.P.
                                        Dan Krausse
                                        President & Chief Executive Officer
                                        (214) 855-7813


    GEL ACQUISITION PARTNERSHIP, L.P. INTENDS TO REDUCE FUTURE DISTRIBUTIONS
      FOR GENESIS ENERGY, L.P. AFTER PLANNED ACQUISITION OF GENERAL PARTNER

     October 31, 2001 - GEL Acquisition Partnership, L.P. (GA Partnership) and Genesis Energy, L.P. (AMEX:GEL) announced today that upon closing the transaction to transfer ownership of Genesis Energy, L.L.C. (Genesis), the general partner of Genesis Energy, L.P. (the Partnership), from Salomon Smith Barney (Salomon) to GA Partnership, GA Partnership intends to reduce the distribution from $0.20 to $0.10 effective with the fourth quarter distribution to be made on February 14, 2002.

     On August 10, 2001, GA Partnership and Genesis previously announced that Salomon and GA Partnership had executed a definitive agreement to transfer ownership of Genesis to GA Partnership. At that time, GA Partnership and Genesis announced that the transaction was expected to close on or before October 31, 2001. At this time, the transaction is expected to close on or before November 30, 2001.

     Mark Gorman, president and chief executive officer of Genesis, said, "Salomon extended the expiration date of its $300 million credit support obligation from March 31, 2001 to December 31, 2001 as part of the restructuring approved by the Genesis unitholders in December 2000. This extension eliminated an estimated $2.5 million increase in trade credit costs for the last nine months of 2001.

     "Based on the marketplace for credit facilities, the Partnership's financial performance and the anticipated cost of replacing the Salomon credit support obligation, we expect to replace the $300 million Master Credit Support Agreement and our existing $25 million Credit Agreement with a third-party facility in the amount of $100 million providing for letters of credit and working capital borrowings. As a result of the changes in the size and the cost of the Partnership's credit facility, the level of bulk and exchange volumes in the Partnership's gathering and marketing operations must be substantially reduced. We expect that these changes will result in decreased total gross margins and less Available Cash for distribution to the Partnership's unitholders."

     Dan Krausse, chairman and president of GA Partnership, said, "2002 will be a transition year for the Partnership. After closing the transaction with Salomon, our strategy will be to grow the asset base quickly, but responsibly, and to steadily increase cash flows and distributions. We are confident that our relationships with the energy industry and the capital markets will help to facilitate growth opportunities for Genesis during the coming year. However, we believe that it is prudent to reduce the quarterly distribution until the Partnership begins to benefit from the anticipated growth."

     Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, Mississippi, New Mexico, Kansas and Oklahoma.

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, its goals may not be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, ability to make acquisitions, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.

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